Exhibit 99(a)(1)(A)

COMPANY REPURCHASE NOTICE

To the Holders of

ALLIANT TECHSYSTEMS INC.

2.75% Convertible Senior Subordinated Notes

Due February 15, 2024

CUSIP 018804AH7

NOTICE IS HEREBY GIVEN pursuant to the Section 3.06 of the Indenture, dated as of February 19, 2004 (the “Indenture”), by and between Alliant Techsystems Inc., as Issuer (“ATK”), and The Bank of New York Mellon Trust Company, N.A. (as successor trustee to BNY Midwest Trust Company), organized and existing under the laws of the United States of America (the “Paying Agent”), relating to the 2.75% Convertible Senior Subordinated Notes due 2024 of ATK (the “Notes”), that at the option of each holder thereof (the “Holder”), each Note surrendered by the Holder in accordance with this Notice will be repurchased by ATK for $1,000 per $1,000 principal amount of the Notes so surrendered, plus accrued and unpaid interest to, but excluding, the Company Repurchase Date (as defined below) (such price, the “Company Repurchase Price”), subject to the terms and conditions of the Indenture, the Notes, and this Company Repurchase Notice, including the accompanying Company Repurchase Election (the “Option”).  The Company Repurchase Price will be payable through the facilities of The Depository Trust Company, New York, New York (“DTC”).  If all outstanding Notes are surrendered for repurchase, the aggregate Company Repurchase Price will be $279,929,000.00 plus $42,766.93 in accrued and unpaid Interest to, but excluding, the Company Repurchase Date. Holders may surrender their Notes from July 20, 2009 through 5:00 p.m., New York City time, on August 14, 2009.  All capitalized terms used but not specifically defined herein have the meanings given to such terms in the Indenture.

To exercise your option to have ATK repurchase the Notes and receive payment of the Company Repurchase Price in respect of such Notes, you must validly deliver the enclosed Company Repurchase Election to the Paying Agent (and not have withdrawn such Company Repurchase Election), no later than 5:00 p.m., New York City time, on Friday, August 14, 2009, which is the close of business on the Business Day prior to the Company Repurchase Date, August 17, 2009 (the “Company Repurchase Date”).

The Notes are not currently eligible for conversion.  Prior to the maturity date and when the Notes are convertible, Holders may surrender Notes to The Bank of New York Mellon Trust Company, N.A. (the “Conversion Agent”) for shares of ATK’s common stock at a rate of 12.5843 shares per $1,000 face amount of the Notes (subject to adjustment in accordance with the terms of the Indenture).

Notes as to which a Company Repurchase Election has been given by the Holder may be converted only if the election has been withdrawn by the holder in accordance with the terms of the Indenture; provided that the Notes are otherwise convertible in accordance with Section 15.01 of the Indenture.  The Holder shall have the right to withdraw any Notes surrendered prior to 5:00 p.m., New York City time, on August 14, 2009.  The right of Holders to submit a Company Repurchase Election in order to surrender the Securities in the Option expires at 5:00 p.m., New York City time, on August 14, 2009.  Holders must also surrender their Notes to the Paying Agent before receiving any Company Repurchase Price for any Note with respect to which a Company Repurchase Election has been validly submitted and not withdrawn.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL COMPANY REPURCHASE ELECTION TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

The address for the Paying Agent and the Conversion Agent is as follows:

In Person or Overnight Mail	By Registered or Certified Mail:
The Bank of New York Mellon Trust Company, N.A.	The Bank of New York Mellon Trust Company, N.A.
2 N. LaSalle Street, Suite 1020 Chicago, IL 60602 Attn: Mr. Daniel G. Donovan Tel: (312) 827-8547	2 N. LaSalle Street, Suite 1020 Chicago, IL 60602 Attn: Mr. Daniel G. Donovan Tel: (312) 827-8547

Additional copies of this Company Repurchase Notice may be obtained from the Paying Agent at its address set forth above.

Dated: July 20, 2009	Alliant Techsystems Inc.

By The Bank of New York Mellon Trust Company, N.A.,
as Trustee

Withholding of 28% of gross redemption proceeds of any payment made within the United States may be required by the Economic Growth and Tax Relief Reconciliation Act of 2001 (the “Act”), unless the Paying Agent has the correct taxpayer identification number (social security or employer identification number) or exemption certificate of the payee.  Please furnish a properly completed Form W-9 or exemption certificate or equivalent when presenting your securities.

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No person has been authorized to give any information or to make any representations other than those contained in this Company Repurchase Notice and accompanying Company Repurchase Election and, if given or made, such information or representations must not be relied upon as having been authorized.  This Company Repurchase Notice and accompanying Company Repurchase Election do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful.  The delivery of this Company Repurchase Notice shall not under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information.  None of ATK or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Notes.  You should consult your own legal, financial and tax advisors and must make your own decision as to whether to surrender your Notes for repurchase and, if so, the amount of Notes to surrender.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Option.  To understand the Option fully and for a more complete description of the terms of the Option, we urge you to read carefully the remainder of this Company Repurchase Notice and the accompanying Company Repurchase Election because those documents contain additional important information.  We have included page references to direct you to a more complete description of the topics in this summary.

•                                          Who is offering to repurchase my Notes?

Alliant Techsystems Inc., a Delaware corporation (“ATK” or the “Company”), is offering to repurchase your validly surrendered 2.75% Convertible Senior Subordinated Notes due 2024 (the “Notes”).  (Page 4)

•                                          What securities are you seeking to repurchase?

ATK is offering to repurchase all of the Notes surrendered, at the option of the Holder thereof (the “Holder”).  As of July 20, 2009, there was $279,929,000 aggregate principal amount of Notes outstanding.  The Notes were issued pursuant to an Indenture (the “Indenture”), dated February 19, 2004, by and between ATK, the Subsidiary Guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee.  The Bank of New York Mellon Trust Company, N.A. also acts as Paying Agent (“Paying Agent”).  (Page 4)

•                                          How much are you offering to pay and what is the form of payment?

Pursuant to the Indenture, ATK will pay, in cash, a repurchase price (the “Company Repurchase Price”) of $1,000 per $1,000 principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the Company Repurchase Date, with respect to any and all Notes validly surrendered for repurchase and not withdrawn.  (Page 4)

•                                          How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes.  To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, ATK’s operating results and the market for similar securities.  To the extent available, Holders are urged to obtain current market quotations for the Notes before making any decision with respect to the Option.  (Page 5)

•                                          Why are you making the offer?

ATK is required to make the offer pursuant to the terms of the Notes and the Indenture.  (Page 4)

•                                          What does the board of directors of ATK think of the Option?

Although the board of directors of ATK has approved the terms of the Option included in the Indenture, the board of directors of ATK has not made any recommendation as to whether you should surrender your Notes for repurchase.  ATK is required to make the offer pursuant to the terms of the Notes and the Indenture.  You must make your own decision whether to surrender your Notes for repurchase and, if so, the amount of Notes to surrender.  (Page 4)

•                                          When does the Option expire?

The Option expires at 5:00 p.m., New York City time, on August 14, 2009.  ATK does not intend to extend the period Holders have to accept the Option.  (Page 4)

•                                          What are the conditions to the repurchase by ATK of the Notes?

Provided that the repurchase by ATK of the validly surrendered Notes is not unlawful, such repurchase will not be subject to any other conditions.  (Page 4)

•                                          How do I deliver a Company Repurchase Election and surrender my Notes?

To surrender your Notes for repurchase pursuant to the Option, you must deliver the Company Repurchase Election and related documents to the Paying Agent no later than 5:00 p.m., New York City time, on August 14, 2009.  HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY (“DTC”) NEED NOT SUBMIT A PHYSICAL COMPANY REPURCHASE ELECTION TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

•                  A Holder whose Notes are held in certificated form must properly complete and execute the Company Repurchase Election, and deliver such notice to the Paying Agent, with any other required documents, no later than 5:00 p.m., New York City time, on August 14, 2009.  The Holder is required to deliver to the Paying Agent the certificate representing the Notes surrendered prior to receiving payment of the Company Repurchase Price.

•                  A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his, her or its Notes and instruct such nominee to surrender the Notes on the Holder’s behalf.

•                  A Holder electronically transmitting his, her or its acceptance through DTC’s Automatic Tenders over the Participant Terminal System (“PTS”) should do so no later than 5:00 p.m., New York City time, on August 14, 2009, subject to the terms and procedures of that system.  In surrendering through PTS, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Paying Agent will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the Company Repurchase Election.  (Pages 6-7)

•                                          If I surrender my Notes, when will I receive payment for my Notes?

ATK will accept for payment all Notes subject to a validly delivered Company Repurchase Election promptly upon expiration of the Option.  ATK will promptly forward to the Paying Agent, before 10:00 a.m., New York City time, on August 17, 2009, the funds required to pay the Company Repurchase Price for the surrendered Notes, and the Paying Agent will distribute such funds to the Holders promptly following the later of the Company Repurchase Date and the time of delivery of the Note to the Paying Agent by the Holder thereof in the manner required by the Indenture.  (Page 7)

•                                          Until what time can I withdraw a previously delivered Company Repurchase Election?

You can withdraw a previously delivered Company Repurchase Election at any time until 5:00 p.m., New York City time, on August 14, 2009.  (Page 7)

•                                          How do I withdraw a previously delivered Company Repurchase Election?

To withdraw a previously delivered Company Repurchase Election, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Paying Agent no later than 5:00 p.m., New York City time, on August 14, 2009.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.  (Page 7)

•                                          Do I need to do anything if I do not wish to surrender my Notes for repurchase?

No.  If you do not deliver a properly completed and duly executed Company Repurchase Election before the expiration of the Option, ATK will not repurchase your Notes and such Notes will remain outstanding, subject to their existing terms.  (Page 7)

•                                          If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes?

No.  You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase.  If you wish to surrender a portion of your Notes for repurchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple thereof.  (Page 4)

•                                          If I do not surrender my Notes for repurchase, will I continue to be able to exercise my conversion rights?

Yes.  If you do not surrender your Notes for repurchase, your conversion rights will not be affected.  You will continue to have the right to convert each $1,000 principal amount of a Note into 12.5843 shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture.  (Page 5)

•                                          If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Notes for repurchase in the Option?

The receipt of cash in exchange for Notes pursuant to the Option will be a taxable transaction for U.S. federal income tax purposes.  You should consult with your own tax advisor regarding the actual tax consequences to you.  (Pages 9-10)

•                                          Who is the Paying Agent?

The Bank of New York Mellon Trust Company, N.A., the trustee for the Notes, is serving as Paying Agent in connection with the Option.  Its address and telephone number are set forth on the front cover page of this Company Repurchase Notice.  (Page 4)

•                                          Who can I talk to if I have questions about the Option?

Questions and requests for assistance in connection with the surrender of the Notes for repurchase in this Option may be directed to Daniel G. Donovan at The Bank of New York Mellon Trust Company, N.A. at (312) 827-8547.

IMPORTANT INFORMATION CONCERNING THE OPTION

1.             Information Concerning ATK.  Alliant Techsystems Inc., a Delaware corporation  (“ATK” or the “Company”), is offering to repurchase for cash its 2.75% Convertible Senior Subordinated Notes due 2024 (the “Notes”).

ATK is a premier aerospace and defense company with more than 18,000 employees and operations in 22 states, Puerto Rico, and internationally. ATK reported revenues for the year ended March 31, 2009 of approximately $4.6 billion.  ATK is headquartered in Minneapolis, Minnesota and its executive offices are located at 7480 Flying Cloud Drive, Minneapolis, Minnesota 55344.  ATK’s telephone number is (952) 351-3000.

ATK was incorporated in Delaware in 1990 when Honeywell Inc. spun off its defense businesses to its stockholders. The spin-off became effective in September 1990, when Honeywell transferred to ATK substantially all of the assets and liabilities of those businesses. Honeywell subsequently distributed to its stockholders in October 1990 all of ATK’s outstanding common stock on a pro rata basis. In 1995, ATK entered the aerospace market with the acquisition of Hercules Aerospace. Since then, ATK has grown to become a leading supplier of aerospace and defense products to the U.S. government, allied nations, and prime contractors. ATK is also a major supplier of ammunition and related accessories to law enforcement agencies and commercial customers.

2.             Information Concerning the Notes.  The Notes were issued under an Indenture, dated February 19, 2004  (the “Indenture”), by and between ATK, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. (the “Paying Agent”).  The Notes mature on February 15, 2024.

2.1          ATK’s Obligation to Repurchase the Notes.  Pursuant to the terms of the Indenture and the Notes, unless earlier redeemed, ATK is obligated to repurchase all Notes validly surrendered for repurchase and not withdrawn, at the Holder’s option on August 15, 2009, February 15, 2014 and February 15, 2019 at a repurchase price of 100% of the principal amount of Notes, plus any accrued and unpaid interest to, but excluding, the Company Repurchase Date (as defined below).

This Option will expire at 5:00 p.m., New York City time, on Friday, August 14, 2009, the close of business on the business day immediately prior to August 17, 2009 (the “Company Repurchase Date”).  Provided that the repurchase by ATK of validly surrendered Notes is not unlawful, such repurchase will not be subject to any other conditions and will be made promptly after expiration of the Option.  The payment by ATK for validly tendered Notes is subject to the Payment Agent’s receipt of a validly and timely delivered Company Repurchase Election and receipt of the certificate(s) representing the surrendered Notes.

2.2          Company Repurchase Price.  Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by ATK for the Notes (the “Company Repurchase Price”) promptly after the Company Repurchase Date is $1,000 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest to but excluding the Company Repurchase Date.  The Company Repurchase Price will be paid in cash with respect to any and all Notes for which a valid Company Repurchase Election has been delivered and not withdrawn and for which a certificate representing the surrendered Notes has been delivered.  If you are surrendering only a portion of your Notes for repurchase, such Notes will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof.

The Company Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or Common Stock (as defined below).  Thus, the Company Repurchase Price may be significantly higher or lower than the current market price of the Notes.  Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and Common Stock (as defined below) before making a decision whether to surrender their Notes for repurchase.

None of ATK or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering the Notes for repurchase pursuant to this Company Repurchase

Notice.  Each Holder must make his, her or its own decision whether to surrender his, her or its Notes for repurchase and, if so, the principal amount of Notes to surrender based on such Holder’s assessment of current market value and other relevant factors.

2.3          Conversion Rights of the Notes.  The Notes are convertible into shares of ATK’s Common Stock, par value $0.01 per share (the “Common Stock”), in accordance with and subject to the terms of the Indenture and the Notes.  Holders may convert their Notes into Common Stock of ATK prior to stated maturity only if (1) the sale price of the Common Stock reaches thresholds specified in the Indenture, (2) the Notes have been called for redemption or (3) corporate transactions specified in the Indenture occur.  The Notes are not currently convertible into Common Stock.  The conversion rate of the Notes as of July 20, 2009 is 12.5843  shares of Common Stock per $1,000 principal amount of the Notes, which is equivalent to a conversion price of $79.46 per share of Common Stock (subject to adjustment in accordance with the terms of the Indenture).  The Paying Agent is currently acting as Conversion Agent for the Notes.

Holders that do not surrender their Notes for repurchase pursuant to the Option will maintain the right to convert their Notes into Common Stock in accordance with and subject to the terms of the Indenture and the Notes.  Any Notes as to which a Company Repurchase Election has been given may be converted in accordance with the terms of the Indenture only if the applicable Company Repurchase Election has been validly withdrawn at or before 5:00 p.m., New York City time, on August 14, 2009, as described in Section 4 hereto.

2.4          Market for the Notes and Common Stock.  There is no established reporting system or trading market for trading in the Notes.  To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, ATK’s operating results and the market for similar securities.  To the extent available, Holders are urged to obtain current market quotations for the Notes before making any decision with respect to the Option.  The Notes are held through the Depository Trust Company (“DTC”).  As of July 20, 2009, there was $279,929,000 aggregate principal amount of Notes outstanding, and DTC was and is the sole record Holder of the Notes.

The Common Stock into which the Notes are convertible is listed on the New York Stock Exchange (“NYSE”), under the symbol “ATK”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE.

	High	Low
Year ended March 31, 2008
First Quarter	$102.81	$87.70
Second Quarter	115.95	98.32
Third Quarter	120.90	106.37
Fourth Quarter	115.41	95.00
Year ended March 31, 2009
First Quarter	$114.29	$99.28
Second Quarter	111.67	94.35
Third Quarter	96.44	70.20
Fourth Quarter	87.79	60.76
Year ended March 31, 2010
First Quarter	$91.39	$70.43
Second Quarter (through July 17, 2009)	81.00	76.50

On July 17, 2009, the last reported sales price of the Common Stock on the NYSE was $79.89 per share.  As of July 5, 2009, there were 32,916,548 shares of Common Stock outstanding.  ATK urges you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to surrender your Notes pursuant to the Option.

2.5          Redemption.  The Notes are not redeemable by ATK before August 20, 2009.  On or after that date, the Notes are redeemable for cash at any time at the option of ATK, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest on the Notes redeemed to (but excluding) the redemption date.

2.6          Fundamental Change.  The Notes may be put to ATK for cash at the option of the Holder if there is a Fundamental Change (as defined in the Indenture) at a redemption price equal to 100% of the principal amount of the Notes repurchased, plus accrued and unpaid interest to (but excluding) the fundamental change repurchase date.

2.7          Ranking.  The Notes are ATK’s direct, unsecured, senior subordinated obligations and rank junior in right of payment to all of ATK’s existing and future senior indebtedness, equal in priority with all of ATK’s existing and future unsecured, senior subordinated indebtedness and senior in right of payment to any subordinated indebtedness that ATK may incur in the future. The Notes are guaranteed on a senior subordinated basis by substantially all of ATK’s domestic subsidiaries. The guarantees rank junior in right of payment to senior indebtedness of these subsidiaries, including guarantees by these subsidiaries of ATK’s obligations under ATK’s senior credit facilities.

3.             Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase.  Holders will not be entitled to receive the Company Repurchase Price for their Notes unless they validly deliver and do not withdraw a Company Repurchase Election at or before 5:00 p.m., New York City time, on August 14, 2009 and surrender their Notes for cancellation.  Only registered Holders are authorized to deliver a Company Repurchase Election to surrender their Notes for repurchase.  Holders may surrender some or all of their Notes; however, if you are surrendering only a portion of your Notes, such Notes must be in $1,000 principal amount or an integral multiple thereof.

A Holder who is a DTC participant may elect to surrender to ATK his, her or its beneficial interest in the Notes by electronically transmitting his, her or its acceptance through DTC’s PTS no later than 5:00 p.m., New York City time, on August 14, 2009, subject to the terms and procedures of that system.  In surrendering through PTS, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Paying Agent will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the Company Repurchase Election.

If Holders do not validly deliver and not withdraw a Company Repurchase Election at or before 5:00 p.m., New York City time, on August 14, 2009, their Notes will remain outstanding, subject to the existing terms of the Notes.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL COMPANY REPURCHASE ELECTION TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

3.1          Method of Delivery.  The method of delivery of the Notes, the related Company Repurchase Election and all other required documents, including delivery through DTC and acceptance through DTC’s PTS, is at the election and risk of the person surrendering such Notes and delivering such Company Repurchase Election and delivery will be deemed made only when actually received by the Paying Agent.  The date of any postmark or other indication of when a Note or the Company Repurchase Election was sent will not be taken into account in determining whether such materials were timely received.  If such delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of the Company Repurchase Date to permit delivery to the Paying Agent no later than 5:00 p.m., New York City time, on August 14, 2009.

3.2          Company Repurchase Election.  Pursuant to the Indenture, the Company Repurchase Election must contain:

•                                          the certificate number of the Notes being delivered for repurchase;

•                                          the portion of the principal amount of the Notes which will be delivered to be repurchased, which portion must be in principal amounts of $1,000 at maturity or an integral multiple thereof; and

•                                          a statement that such Notes shall be purchased as of the Company Repurchase Date pursuant to the terms and conditions specified in the Indenture and the Notes.

3.3          Delivery of Notes

Notes in Certificated Form.  To receive the Company Repurchase Price, a Company Repurchase Election must be validly delivered to the Paying Agent and not withdrawn at or before 5:00 p.m. New York City time on August 14, 2009 and the Notes must be surrendered for repurchase on, before or after the Company Repurchase Date.  The delivery of the Note is a condition to receipt by the Holder of the Company Repurchase Price for that Note.

Notes Held Through a Custodian.  A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his, her or its Notes and instruct such nominee to surrender the Notes for repurchase on the Holder’s behalf.

Notes in Global Form.  A Holder who is a DTC participant may elect to surrender to ATK his, her or its beneficial interest in the Notes by:

•              electronically transmitting his, her or its acceptance through DTC’s PTS no later than 5:00 p.m., New York City time, on August 14, 2009, subject to the terms and procedures of that system.  In surrendering through PTS, the electronic instructions sent to DTC by the Holder and transmitted by DTC to the Paying Agent will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and an agreement to be bound by the Company Repurchase Election; and

•              delivering to the Paying Agent’s account at DTC through DTC’s book-entry system his, her or its beneficial interest in the Notes.  Delivery of the beneficial interest in the Note is a condition to receipt by the Holder of the Company Repurchase Price for that Note.

The Notes and the Company Repurchase Election must be delivered to the Paying Agent in the manner set forth herein to collect payment.  Delivery of documents to DTC or ATK does not constitute delivery to the Paying Agent.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL COMPANY REPURCHASE ELECTION TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

4.             Right of Withdrawal.  Company Repurchase Elections may be withdrawn at any time at or before 5:00 p.m., New York City time, on August 14, 2009.  In order to withdraw a Company Repurchase Election, Holders must deliver to the Paying Agent written notice, substantially in the form enclosed herewith, containing:

•              the principal amount of the Note in respect to which such notice of withdrawal is being submitted;

•              the certificate number(s) (if such Note is held in other than Global Form) in respect of which such notice of withdrawal is being submitted, or the appropriate depositary information of the Note in respect of which such notice of withdrawal is being submitted is represented by a global note; and

•              the principal amount, if any, of such Notes which remain subject to the original Company Repurchase Election and which have been or will be delivered to the Paying Agent for repurchase by ATK.

The signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Rule 17Ad-15 of the Notes Exchange Act of 1934, as amended (the “Exchange Act”)) unless such Notes have been surrendered for repurchase for the account of an Eligible Institution.  Notes subject to any properly withdrawn Company Repurchase Election will be deemed not validly surrendered for purposes of the Option.  Notes withdrawn from the Option may be re-surrendered by following the Company Repurchase Election procedures described in Section 3 above.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL COMPANY REPURCHASE ELECTION TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

5.             Payment for Surrendered Notes.  The Company Repurchase Price for any Notes with respect to which a valid Company Repurchase Election has been delivered and not withdrawn shall be paid to the Holder promptly following the later of the Company Repurchase Date and the time of delivery of such Notes by the Holder thereof in the manner required by the Indenture.  Each Holder of a beneficial interest in the Notes that has properly delivered a Company Repurchase Election with respect to such beneficial interest through DTC and not validly withdrawn such delivery at or before 5:00 p.m., New York City time, on August 14, 2009, will receive the Company Repurchase Price promptly following the later of the Company Repurchase Date and the time of delivery of such Notes by the Holder thereof to the Paying Agent in the manner required by the Indenture.

The total amount of funds required by ATK to repurchase all of the Notes is $279.971 million (assuming all of the Notes are validly surrendered for repurchase and accepted for payment).  Tendered Notes will be repurchased with cash on hand or cash available under our revolving line of credit.

6.             Notes Acquired.  Any Notes repurchased by ATK pursuant to the Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.             Plans or Proposals of ATK

Except as otherwise described herein or in ATK’s reports filed with the Securities and Exchange Commission (the “SEC”) from time to time either before or after the date of this Schedule TO, ATK currently has no plans that would be material to a Holder’s decision to surrender the Notes for repurchase in the Option that relate to or which would result in:

•              any extraordinary transaction, such as a merger, reorganization or liquidation, involving ATK, or any of its subsidiaries;

•              any purchase, sale or transfer of a material amount of assets of ATK or any of its subsidiaries;

•              any material change in the present dividend rate or policy, or indebtedness or capitalization of ATK;

•              any material change in the present board of directors or management of ATK, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•              any other material change in the corporate structure or business of ATK;

•              any class of equity security of ATK to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•              any class of equity security of ATK becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•              the suspension of the obligation of ATK to file reports under Section 15(d) of the Exchange Act;

•              the acquisition by any person of additional securities of ATK, or the disposition of securities of ATK; or

•              any changes in the charter, bylaws or other governing instruments of ATK, or other actions that could impede the acquisition of control of ATK.

8.             Interests of Directors, Executive Officers and Affiliates of ATK in the Notes.  Except as otherwise disclosed below, to the knowledge of ATK:

•              none of ATK or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•              none of the officers or directors of the subsidiaries of ATK has any beneficial interest in the Notes;

•              ATK will not repurchase any Notes from such persons; and

•              during the 60 days preceding the date of this Company Repurchase Notice, none of ATK or its officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of ATK is attached to this Company Repurchase Notice as Annex A.

In connection with services to ATK, each of ATK’s executive officers and directors is a party to stock option, stock unit or restricted stock plans or other arrangements involving the Common Stock.  Except as described above, ATK is not and to the knowledge of ATK, none of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Option or with respect to the Notes, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9.             Purchases of Notes by ATK and Their Respective Affiliates.  Each of ATK and its affiliates, including its executive officers and directors, are prohibited under applicable U.S. federal securities laws from repurchasing the Notes (or the right to repurchase the Notes) other than through the Option until at least the tenth business day after the Company Repurchase Date.  Following such time, if any Notes remain outstanding, ATK and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Company Repurchase Price.  Any decision to purchase Notes after the expiration of the Option, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Option, the market price of the Common Stock, the business and financial position of ATK, and general economic and market conditions.

10.          Material U.S. Federal Income Tax Considerations

U.S. Federal Income Tax Considerations.  The following discussion, which is for general information only, is a summary of the material U.S. federal income tax considerations relating to the surrender of Notes for purchase pursuant to the Option.  This discussion does not purport to be a complete analysis of all potential tax effects of the sale of the Notes pursuant to the Option.  This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.  Moreover, this summary applies only to Holders that hold Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates, persons holding the Notes as a position in a “straddle,” “hedge,” “conversion” or other integrated transaction for tax purposes, investors that have elected mark-to-market accounting, partnerships (including, when used in this discussion, entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding the Notes or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.  Further, this discussion does not address the consequences under U.S. federal estate or gift tax laws or the laws of any U.S. state or locality or any foreign jurisdiction.  If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  A person that is a partner in a partnership holding the Notes should consult its own tax advisor regarding the tax consequences of surrendering the Notes pursuant to the Option.  For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes:  (i) an individual who is a citizen or resident of the United States; (ii) a corporation (including, when used in this discussion, any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; and (iv) a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions; and certain electing trusts that were in existence and treated as U.S. trusts on August 20, 1996.  As used herein, the term “non-U.S. Holder” means a beneficial owner of Notes, other than a partnership, that is not a U.S. Holder as defined above.

U.S. Holders

Sale of the Notes.  A sale of Notes by a U.S. Holder pursuant to the Option will be a taxable transaction to such U.S. Holder for U.S. federal income tax purposes.  A U.S. Holder that receives cash in exchange for Notes pursuant to the Option will recognize taxable gain or loss equal to the difference between (i) the amount of cash received, and (ii) the Holder’s adjusted tax basis in the Notes surrendered.  A U.S. Holder’s adjusted tax basis in the Notes will generally equal the U.S. Holder’s cost of the Notes, reduced by any amortizable bond premium deducted with respect to the Notes, increased by any original issue discount or market discount previously included in income by such Holder with respect to such Notes.  Subject to the market discount rules discussed below, such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Holder’s holding period in the Notes exceeds one year.  Long-term capital gain of non-corporate taxpayers is generally subject to a maximum tax rate of 15%.  The deductibility of capital losses is subject to limitations.

Market Discount.  A U.S. Holder who acquired Notes with market discount will generally be required to treat any gain recognized upon the sale of its Notes pursuant to the Option as ordinary income rather than capital gain to the extent of the accrued market discount, unless the U.S. Holder has included market discount in income as it accrued.  Subject to a de minimis exception, “market discount” generally equals the excess of the “adjusted issue price” (the sum of the issue price of the Notes and the aggregate amount of original issue discount includible in gross income by all prior holders of the Notes) of the Notes at the time acquired by the Holder over the Holder’s initial tax basis in the Notes.

Non-U.S. Holders

Sale of the Notes.  A Non-U.S. Holder that receives cash in exchange for the Notes pursuant to the Option will realize capital gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) the Non-U.S. Holder’s adjusted tax basis in the Notes. Subject to the discussion below regarding the backup withholding requirements of the Code, any gain realized by a Non-U.S. Holder on the exchange generally will not be subject to U.S. federal income tax unless:  (a) the gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business, and, in the case of a treaty resident, is attributable to a permanent establishment or a fixed base, in the United States, or (b) such non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met.

A non-U.S. holder described in clause (a) above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder.  If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty.  To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form).  A non-U.S. holder that is a foreign corporation and is described in clause (a) above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.  An individual non-U.S. holder described in clause (b) above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Backup Withholding

A U.S. Holder who surrenders the Notes for repurchase will generally be subject to backup withholding at the rate of 28% of any gross payment if (a) such Holder fails to provide a Taxpayer Identification Number (Employer Identification Number or Social Note Number) or certification of exempt status, (b) has been notified by the Internal Revenue Service that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) has failed to certify under penalties of perjury that it is not subject to backup withholding.  U.S. Holders electing to surrender Notes should complete the Substitute Form W-9 which is part of the Company Repurchase Election and attach it to the Notes being surrendered.

If a non-U.S. Holder holds Notes through the non-U.S. office of a non-U.S. related broker or financial institution, backup withholding and information reporting generally will not be required.  Information reporting, and possibly backup withholding, may otherwise apply if the non-U.S. Holder fails to provide appropriate information (on Form W-8BEN or other applicable form).  Non-U.S. Holders should consult their tax advisors with respect to the application of U.S. information reporting and backup withholding rules to the disposition of Notes pursuant to the Option.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

All descriptions of tax considerations are for Holders’ guidance only and are not tax advice.  ATK recommends that the Holders consult with their tax and financial advisors with respect to the tax consequences of surrendering the Notes for repurchase, including the applicability and effect of state, local and foreign tax laws, before surrendering their Notes for repurchase.

11.          Additional Information.  ATK is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, Washington D.C. 20549.  Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

ATK has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e)(4) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Option.  The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below contain important information about ATK and its financial condition.

•              ATK’s annual report on Form 10-K for its fiscal year ended March 31, 2009;

•              All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•              All documents filed with the SEC by ATK pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Company Repurchase Notice; and

•              The description of Capital Stock set forth in the Registration Statement on Form S-3 ASR (File No. 333-141151) filed on March 8, 2007, including any amendment or report filed with the SEC for the purpose of updating such description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

12.          No Solicitations.  ATK has not employed any persons to make solicitations or recommendations in connection with the Option.

13.          Definitions.  All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

14.          Conflicts.  In the event of any conflict between this Company Repurchase Notice and the accompanying Company Repurchase Election on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

None of ATK or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase pursuant to this Company Repurchase Notice.  Each Holder must make his, her or its own decision whether to surrender his, her or its Notes for repurchase and, if so, the principal amount of Notes to surrender based on their own assessment of current market value and other relevant factors.

ALLIANT TECHSYSTEMS INC.

July 20, 2009

ANNEX A

BOARDS OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of ATK’s board of directors and executive officers.

Name	Position Held
Daniel J. Murphy	Chairman of the Board, President and Chief Executive Officer
Steven J. Cortese	Senior Vice President Washington Operations
John J. Cronin	Senior Vice President and President ATK Mission Systems
Mark W. DeYoung	Senior Vice President and President ATK Armament Systems
Blake E. Larson	Senior Vice President and President ATK Space Systems
Mark L. Mele	Senior Vice President Corporate Strategy
Paula J. Patineau	Senior Vice President Human Resources and Administrative Services
Keith D. Ross	Senior Vice President, General Counsel and Secretary
John L. Shroyer	Senior Vice President and Chief Financial Officer
Frances D. Cook	Director
Martin C. Faga	Director
Ronald R. Fogleman	Director
Cynthia L. Lesher	Director
Douglas L. Maine	Director
Roman Martinez IV	Director
Daniel J. Murphy	Director
Mark H. Ronald	Director
Michael T. Smith	Director
William G. Van Dyke	Director

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